Exhibit 1.1

CORPORATE SECURITIES TRUST –

PREFERRED SECURITIES PORTFOLIO, SERIES 1

REFERENCE TRUST INDENTURE

Dated as of August 25, 2003

This Trust Indenture between Citigroup Global Markets Inc., as Sponsor, and The Bank of New York, as Trustee (the “Indenture”) sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Equity Focus Trusts, Standard Terms and Conditions of Trust for Series formed on or subsequent to March 14, 2000” (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee agree as follows:

Part I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument, except that all references to “The Chase Manhattan Bank” shall be deleted and replaced by “The Bank of New York,” and further, that The Bank of New York shall, by executing this Trust Indenture, be deemed to be the Trustee and a party to said Standard Terms and Conditions of Trust for all purposes of this Trust.

Part II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

(a)  The Securities (including Contract Securities) deposited hereunder are those listed in the Prospectus under Portfolio relating to the Corporate Securities Trust – Preferred Securities Portfolio, Series 1.

(b)  The definition of “Income” shall be deleted and replaced by the following:

“Any interest or dividend distribution by an issuer of a Security in respect thereof, whether or not such distribution is taxable to the recipient thereof.”

(c)  The definition of “Trustee” shall be deleted and replaced by the following:

“The Bank of New York, or its successor or any successor Trustee appointed as herein provided.”

(d)  SECTION 3.04 shall be amended by adding the words “or interest” in the first sentence of the third paragraph immediately after the phrase “and shall include in the cash balance thereof, the amount of any dividends”.

(e)  SECTION 3.06 shall be amended by substituting the words “preferred securities” for the words “common stock” in sub-section (d)(i).

(f)  SECTION 3.08 shall be amended by replacing sub-sections (a), (b) and (c) in their entirety with the following:

“(a)  that any materially adverse action or proceeding has been instituted at law or in equity seeking to restrain or enjoin the payment of interest or principal on any such Securities or that there exists any other materially adverse legal question or impediment affecting such Securities or the declaration or payment of dividends on the same;”

“(b)  that there has occurred any breach of covenants or warranty in any trust indenture or other document relating to the issuer which might materially and adversely affect either immediately or contingently the payment of interest or principal on such Securities;”

“(c)  that there has been a default in the payment of principal or par or stated value of, premium, if any, or interest income or any other outstanding securities of the issuer or the guarantor of such securities which might materially and adversely, either immediately or contingently, affect the payment of principal or interest on the Securities;”

(g)  SECTION 3.09 shall be amended by replacing the phrase “declare or pay anticipated dividends”, which appears in clauses (1) and (2) with the phrase “pay interest or principal” in both places.

(h)  SECTION 3.11 shall be amended by replacing the words “common stock” with the words “preferred securities” in the first sentence thereof.

(i)  SECTION 3.12 is hereby deleted and replaced with the following:

“SECTION 3.12  Notice and Sale by Trustee.  If at any time the principal of or interest on any of the Securities shall be in default and not paid or provisions for payment thereof shall not have been duly made, the Trustee shall notify the Sponsor thereof. If within thirty days after such notification the Sponsor has not given any instruction in writing to sell or to hold or have not taken any action in connection with such Securities, the Trustee may, in its sole discretion, sell such Securities forthwith, and neither the Trustee nor the Sponsor shall be liable or responsible in any way for depreciation or loss incurred by reason of such sale.”

(j)  The second sentence of the first paragraph of ARTICLE IV, SECTION 4.01 of the Trust Indenture shall be amended to read as follows:

“If the Securities are listed on a national or foreign securities exchange or NASDAQ National Market System, the evaluation shall be determined on the basis of the closing sales price on such exchange, if any, where the Securities are principally traded, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Trustee deems such price inappropriate as a basis for valuation) or, if there is no closing sale price on such exchange, at the mean between the closing bid and offering price.”

(k)  For purposes of SECTION 7.03, the amount per year as compensation for the Sponsor is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Sponsor’s Annual Fee.

(l)  SECTION 8.01(b) shall be amended by adding the following to the clause ending prior to the proviso beginning in the fifth line:

“or in respect of any evaluation which it is required to make, or required or permitted to have made by others under this Indenture, or otherwise.”

(m)  For purposes of SECTION 8.05, the amount per year specified as compensation for the Trustee is hereby specified as the amount set forth under Summary of Essential Information in the Prospectus as Trustee’s Annual Fee.

(n)  For purposes of SECTION 9.01, the Mandatory Termination Date (“Termination Date”) shall be the date(s) specified in the Prospectus under “Termination Date” in the Summary of Essential Information. Upon prior notice to the Trustee from the Sponsor, the Termination Date may be extended for a period no longer than 30 days without giving notice to the Holders.

This Indenture shall be deemed effective when executed and delivered by the Sponsor and the Trustee.